Exhibit 4.1

Unless this certificate is presented by an authorized  representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

INTERNATIONAL BUSINESS MACHINES CORPORATION

Floating Rate Note due 2021

CUSIP 459200KD2
ISIN US459200KD25

No.: R-

INTERNATIONAL BUSINESS MACHINES CORPORATION, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $           (           DOLLARS), at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, on May 13, 2021, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly on February 13, May 13, August 13 and November 13 of each year, commencing August 13, 2019, on said principal sum at said office or agency, in like coin or currency, at the rate of LIBOR (as defined on the reverse hereof) plus 0.400% per annum, from the February 13, May 13, August 13 or November 13 next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on the Notes (as defined on the reverse hereof), in which case from May 15, 2019, until payment of said principal sum has been made or duly provided for.  Notwithstanding the foregoing, if the date hereof is after the fifteenth calendar day preceding a February 13, May 13, August 13 or November 13 as the case may be, and before such February 13, May 13, August 13 or November 13, this Note shall bear interest from such February 13, May 13, August 13 or November 13; provided however, that if the Company shall default in the payment of interest due on such February 13, May 13, August 13 or November 13, then this Note shall bear interest from the next preceding February 13, May 13, August 13 or November 13 to which interest has been paid, or, if no interest has been paid on the Notes, from May 15, 2019.  The interest so payable on February 13, May 13, August 13 or November 13 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the fifteenth calendar day preceding such February 13, May 13, August 13 or November 13, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than ten days preceding such special record date or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed.  Payment of interest may, at the option of the Company, be made by check mailed to the registered address of the person entitled thereto.

Interest on this Note will accrue from and including May 15, 2019, to but excluding the first interest payment date, and then from and including the most recent interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be (each such period an “interest period”). The amount of accrued interest that the Company will pay for any interest period can be calculated by multiplying the face amount of the Note by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from May 15, 2019, or from the last date interest was paid, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

The interest rate on the Notes will be calculated by the calculation agent appointed by the Company, initially The Bank of New York Mellon, and will be equal to LIBOR plus 0.400%. The calculation agent will reset the interest rates on each interest payment date and on May 15, 2019 (each an “interest reset date”). The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date, provided that May 9, 2019 shall be the interest determination date for the May 15, 2019 interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:	INTERNATIONAL BUSINESS MACHINES CORPORATION

[SEAL]

by

by

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

This is one of the
Securities of the Series
designated herein issued
under the within-
mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

by
Authorized Signatory

This security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (hereinafter called the “Securities”), of the series hereinafter specified, all issued or to be issued under an indenture dated as of October 1, 1993, duly executed and delivered by the Company to The Bank of New York Mellon, a New York banking corporation, as trustee (hereinafter called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 1995, between the Company and the Trustee, as trustee (hereinafter called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the holders of the Securities.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.  This Security is one of a series designated as the Floating Rate Notes due 2021 of the Company (hereinafter called the “Notes”) issued under the Indenture.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions.

With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of the Index Maturity (as defined below) commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in the following paragraphs (a) and (b).

(a) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in the paragraph above, unless paragraph (b) below applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with the Company), to provide the calculation agent with its offered quotation for deposits in United States dollars for the Index Maturity, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with the Company) for loans in United States dollars to leading European banks, having an Index Maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

(b) Notwithstanding paragraph (a) above, if the Company, in its sole discretion, determines that LIBOR has been permanently discontinued,  and the Company has notified the calculation agent of such determination, the calculation agent will use, as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) for each interest determination date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes, to determine the Alternative Rate and make any Adjustments thereto, and the determinations of such calculation agent will be binding on the Company, the Trustee and the holders of the Notes; provided however, that if the Company determines there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Company will appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on the Company, the calculation agent, the Trustee and the holders of the Notes. If, however, the Company determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by The Bank of New York Mellon or any subsequent calculation agent.

“Reuters Screen LIBOR01 Page” means the display designated as the Reuters Screen LIBOR01 Page, or such other screen as may replace the Reuters Screen LIBOR01 Page on the service or any successor service as may be nominated for the purpose of displaying London interbank offered rates for United States dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rate in the event that IBA or its successor no longer does so.

The “Index Maturity” will be three months.

A “London business day,” is any day on which dealings in United States dollars are transacted in the London interbank market.  A “Business Day” is any day except (i) a Saturday, (ii) a Sunday, (iii) a legal holiday in The City of New York or (iv) a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in The City of New York. In the event that any interest payment date (other than the maturity date) and interest reset date would otherwise fall on a day that is not  a Business Day, that interest payment date and interest reset date will be postponed to the next day that is a Business Day. If the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will be the immediately preceding Business Day.

All percentages resulting from any calculation of the interest rate on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the Notes by the calculation agent will (in the absence of manifest error) be final and binding on Holders  and the Company.

In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof together with interest accrued thereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (acting as one class), to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of such series to be affected; provided however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of the principal of, or any installment of principal of or interest on, or the currency of payment of, any Security; (ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (iii) impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof (or, in the case of redemption, on or after the redemption date); (iv) reduce the percentage in principal amount of the outstanding Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (v) change any obligation of the Company, with respect to outstanding Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (vi) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby.  It is also provided in the Indenture that the holders of a majority in aggregate principal amount of the Securities of a series at the time outstanding may on behalf of the holders of all the Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such series or in respect of a covenant or provision which cannot be modified without the consent of the Holder of each outstanding Security of the series affected.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

If the Company shall, in accordance with Section 901 of the Indenture, consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, the successor shall succeed to, and be substituted for, the Person named as the “Company” on the face of this Note, all on the terms set forth in the Indenture.

The Notes are issuable in registered form without coupons in denominations of $100,000 and any integral multiple of $1,000 in excess thereof.  In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City and State of New York.

Upon due presentation for registration of transfer of this Note at the office or agency of the Company for such registration in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for such purpose, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of the principal of, premium, if any, and interest on this Note, as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice of the contrary.  All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

No recourse for the payment of the principal of, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Unless otherwise defined in this Note, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.